UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 11, 2009
Cardica, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51772	94-3287832

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

900 Saginaw Drive, Redwood City, CA	94063

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 364-9975
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 11, 2009, the Board of Directors (the “Board”) of Cardica, Inc. (the “Company”) approved a Change in Control Severance Benefit Plan (the “Plan”) for the employees of the Company who are serving at or above the level of director and are designated as a participant by the Board (the “Eligible Employees”). The Plan provides for the payment of certain benefits to Eligible Employees if an Eligible Employee’s employment with the Company is involuntarily terminated by the Company or its successor without Cause (as such term is defined in the Plan) immediately prior to, on or within 18 months following the effective date of a Change in Control (as defined in the Plan) or upon the Eligible Employee’s Resignation for Good Reason (as defined in the Plan) on or within 18 months following the effective date of a Change in Control.
The Plan provides for the following benefits, in exchange for an effective release of claims and compliance with certain non-solicitation obligations:
Cash Severance Benefit - Eligible Employees shall be entitled to receive a lump sum cash severance benefit as set forth below.

Eligible Employee’s
Position/Level Immediately
Prior to Qualifying
Termination Event	Amount
CEO	1.5 x (Base Salary + Bonus Amount)
Vice President	1.0 x (Base Salary + Bonus Amount)
Director	Four (4) months of Base Salary
Continued Group Health Plan Benefits — If an Eligible Employee timely elects to continue coverage of a group health plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the applicable premiums on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under such plans, including coverage for the Eligible Employee’s eligible dependents, for up to 18 months for a CEO, 12 months for a Vice President and 4 months for a Director, or such earlier date as the Eligible Employee or his or her dependents cease to be eligible for continued coverage.
Accelerated Vesting — All equity awards held by an Eligible Employee prior to termination will become fully vested and, as applicable, exercisable as of the date of termination.
Modified Tax Gross-Up — If payments under the Plan constitute “parachute payments” that are subject to excise taxes imposed by Section 4999 (the “Excise Tax”) of the Internal Revenue Code, the Company will determine which of the following two alternative forms of payment shall be paid to the Eligible Employee: (i) payment in full of the entire amount of the payment (a “Full Payment”), or (ii) payment of only a part of the payment so that the Eligible Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Reduced Payment will only be made if (x) payment of the Full Payment would result in the imposition of the Excise Tax, (y) payment of the Reduced Payment would not, and (z) in the case of employees who are above the level of director, the Reduced Payment is not less than the Full Payment minus an amount of cash not exceeding the product of (I) the number of months of cash severance minus 6 months and (II) the Full Payment.
If the Full Payment is made and is subject to the Excise Tax, the Company will pay the Eligible Employee an additional payment (a “Gross-Up Payment”) equal to (A) the Excise Tax on the Full Payment, (B) any interest or penalties imposed on the Eligible Employee with respect to the Excise Tax on the Full Payment, and (C) an additional amount sufficient to pay the Excise Tax and the federal and state income and employment taxes arising from the payments made by the Company to the Eligible Employee pursuant to (A), (B) and (C).

The Company will reduce an Eligible Employee’s severance benefits, in whole or in part, by the amount of any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company in connection with the Eligible Employee’s termination or resignation.
The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 10.25 hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.25	Cardica, Inc. Change in Control and Severance Benefit Plan +

+	Indicates management contract or compensatory plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc.
(Registrant)

Date: February 18, 2008	/s/ Robert Y. Newell

Robert Y. Newell, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.25	Cardica, Inc. Change in Control and Severance Benefit Plan +

+	Indicates management contract or compensatory plan.